                                    FORM 3
===============================================================================

                                                 ------------------------------
                                                         OMB APPROVAL
                                                 ------------------------------
                                                  OMB Number:        3235-0104
                                                  Expires:  September 30, 1998
                                                  Estimated average burden
                                                  hours per response...... 0.5
                                                 ------------------------------


---------
  FORM 3            U.S. SECURITIES AND EXCHANGE COMMISSION
----------                  WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*

     Harrigan, Jr                   Arthur                            W
    ----------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

      Davidson Harrigan & Tollefson, 999 Third Avenue, 44th Floor
    ----------------------------------------------------------------------------
                                   (Street)

      Seattle                         WA                               98104
    ----------------------------------------------------------------------------
        (City)                      (State)                           (Zip)


2.  Date of Event Requiring Statement (Month/Day/Year)               6/22/98
                                                                  --------------

3.  IRS Identification Number of Reporting Person if an Entity
    (Voluntary)
                --------------

4.  Issuer Name and Ticker or Trading Symbol Regan MacKenzie Group Incorporated
                                                      (RMG)
                                             -----------------------------------

5.  Relationship of Reporting Person(s) to Issuer (Check all applicable)

    [x] Director    [ ] Officer             [ ] 10% Owner    [ ] Other
                        (give title below)                       (specify below)


    ----------------------------------------------------------------------------

6.  If Amendment, Date of Original (Month/Day/Year)
                                                    ----------------------------
7. Individual or Joint Group Filing (Check Applicable Line) x
    ---- Form Filed by One Reporting Person
    ____ Form filed by More than One Reporting Person

             TABLE I--NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

--------------------------------------------------------------------------------
1. Title           2. Amount of         3. Ownership Form:  4. Nature of
   of                 Securities Bene-     Direct (D) or       Indirect Bene-
   Security           ficially Owned       Indirect (I)        ficial Ownership
   (Instr. 4)         (Instr. 4)           (Instr. 5)          (Instr. 5)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

FORM 3 (continued)

              TABLE II--DERIVATIVE SECURITIES BENEFICIALLY OWNED
        (e.g., puts, calls, warrants, options, convertible securities)

------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative       2. Date Exer-     3. Title and Amount of Securities   4. Conversion   5. Ownership   6. Nature of In-
    Security (Instr. 4)          cisable and       Underlying Derivative Security      or              Form of        direct Bene-
                                 Expiration        (Instr. 4)                          Exercise        Derivative     ficial
                                 Date                                                  Price           Security:      Ownership
                                 (Month/Day/                                           of              Direct (D)     (Instr. 5)
                                 Year)                                                 Derivative      or In-
                             --------------------------------------------------------     Security        direct (I)
                              Date      Expira-                        Amount or                      (Instr. 5)
                              Exer-     tion             Title          Number of
                              cisable   Date                            Shares
------------------------------------------------------------------------------------------------------------------------------------
Option (right to buy)         6/22/99   6/21/06       Common Stock     25,000          *                  D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:


*Option exercise price share for such option shall be the price per share to the public in the initial public offering.

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                   /s/ Arthur W. Harrigan Jr        6/18/98
                              -------------------------------  -----------------
                              **Signature of Reporting Person        Date

                                       Arthur W. Harrigan, Jr.